SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

EXCO Resources, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

269279402

(CUSIP Number)

January 17, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.4%

12	Type of Reporting Person IN

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT UNDERWRITING LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,131,876

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,131,876

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,131,876

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 469,701

	7	Sole Dispositive Power

	8	Shared Dispositive Power 469,701

9	Aggregate Amount Beneficially Owned by Each Reporting Person 469,701

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 55,816

	7	Sole Dispositive Power

	8	Shared Dispositive Power 55,816

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,362,169

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,362,169

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,362,169

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 3.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 6,389,723

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,389,723

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,389,723

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.3%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,160,785

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,160,785

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,160,785

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

Item 1. (a)	Name of Issuer: EXCO Resources, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices: 12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Item 2. (a)

Name of Person Filing:
This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.  V. Prem Watsa, an individual;

2.  1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3.  The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.  810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5.  Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6.  Advent Underwriting Limited (“Advent”), a corporation incorporated under the laws of the United Kingdom;

7.  Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

8.  Northbridge General Insurance Corporation (“Northbridge General”), a corporation incorporated under the laws of Canada;

9.  Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

10. Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut;

11. RiverStone Insurance Limited (“RiverStone”), a corporation incorporated under the laws of the United Kingdom; and

12. Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California.

Item 2(b)

Address of Principal Business Office:
The addresses of the Reporting Persons are as follows:

1.  Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.  The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.  The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3;

4.  The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.  The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.  The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB;

7.  The principal business address and principal office address of Clearwater is 250 Commercial St, Suite 5000, Manchester, New Hampshire 03101;

8.  The principal business address and principal office address of Northbridge General is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

9.  The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

10. The principal business address and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

11. The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England; and

12. The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021.

Item 2(c)	Citizenship: V. Prem Watsa is a citizen of Canada.

Item 2(d)	Title of Class of Securities: Common Stock

Item 2(e)	CUSIP Number: 269279402

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	An Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of EXCO Resources, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, Advent, Clearwater, Northbridge General, Odyssey Reinsurance, Clearwater Select, RiverStone or Zenith that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Fairfax Financial Holdings Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Chairman and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Advent Underwriting Limited

	By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Clearwater Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: CFO, Treasurer and Sr. Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Odyssey Reinsurance Company

	By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Clearwater Select Insurance Company

	By:	/s/ Kirk Reische
Name: Kirk Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	RiverStone Insurance Limited

	By:	/s/ Lorna Hemsley
Name: Lorna Hemsley
Title: Finance Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2014	Zenith Insurance Company, a California corporation

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

1	Members of filing group.
2

Joint Filing Agreement dated as of January 21, 2014 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, Advent Underwriting Limited, Clearwater Insurance Company, Northbridge General Insurance Corporation, Odyssey Reinsurance Company, Clearwater Select Insurance Company, RiverStone Insurance Limited and Zenith Insurance Company.